                                   EXHIBIT 11
                             BISCAYNE APPAREL, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                          (DOLLARS IN THOUSANDS, EXCEPT
                               PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                     THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                           JUNE 30,                                JUNE 30,
                                               -------------------------------       -------------------------------
                                                    1997               1996              1997                1996
                                               ------------       ------------       ------------       ------------
Net loss                                       $     (1,458)      $     (2,181)      $     (2,568)      $     (3,594)
                                               ============       ============       ============       ============
PRIMARY:

Common and common equivalent shares:

   Weighted average common shares
    outstanding                                  10,762,895         10,741,521         10,753,037         10,741,521

   Potential dilution upon exercise
    of stock options and warrants                        --                 --                 --                 --
                                               ------------       ------------       ------------       ------------

   Shares used in computing net
    loss per common share                        10,762,895         10,741,521         10,753,037         10,741,521
                                               ============       ============       ============       ============


PER SHARE AMOUNTS:

Net loss per share                             $      (0.14)      $      (0.20)      $      (0.24)      $      (0.33)
                                               ============       ============       ============       ============


FULLY DILUTED:

Common and common equivalent shares:

   Weighted average common shares
    outstanding                                  10,762,895         10,741,521         10,753,037         10,741,521

   Potential dilution upon
    exercise of stock options
    and warrants                                         --                 --                 --                 --
                                               ------------       ------------       ------------       ------------

   Shares used in computing
    net loss per common share                    10,762,895         10,741,521         10,753,037         10,741,521
                                               ============       ============       ============       ============

PER SHARE AMOUNTS:

Net loss per share                             $      (0.14)      $      (0.20)      $      (0.24)      $      (0.33)
                                               ============       ============       ============       ============

